NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC INTERNATIONAL CORPORATION ANNOUNCES APPOINTMENT OF FRANK SODARO TO SENIOR VICE PRESIDENT & DEPUTY CHIEF FINANCIAL OFFICER

CHICAGO – June 2, 2017 - Old Republic International Corporation (NYSE: ORI) today announced that Frank Sodaro (48) will be joining the Company as Deputy Chief Financial Officer effective June 13, 2017.  In this new position he will work closely with and report to Karl Mueller, Old Republic’s Senior Vice President & Chief Financial Officer.

In the course of a 22-year career with a publicly held multiple-lines insurance institution, Frank Sodaro gained substantial experience and knowledge in all facets of insurance accounting and finance.  Until his recent departure, he served as that Company’s Chief Financial Officer.  In announcing the new position, Al Zucaro, Old Republic’s Chairman and Chief Executive Officer, noted that “. . .  Frank Sodaro’s extensive accounting, corporate finance and insurance business experience adds substantial depth and bench strength to our Corporate Accounting and Finance group, as well as to ORI’s most senior operating management team.  We look forward to welcoming him to our team and to his contributions for the long term success of our business.”

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $18.90 billion and common shareholders' equity of $4.59 billion, or $17.62 per share. Its current stock market valuation is approximately $5.1 billion, or $19.94 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent years.

For the latest news releases and other corporate documents on Old Republic, please write to:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL  60601
312-346-8100
or visit us at www.oldrepublic.com